UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 29, 2008

SPANSION INC.

(Exact name of registrant as specified in its charter)

State of Delaware	0-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices, including zip code)

(408) 962-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In October 2008, UBS AG, the fund manager with whom Spansion LLC (“Spansion”), a wholly owned subsidiary of Spansion Inc. (the “Company”), holds its auction rate securities, announced an offer to its clients holding auction rate securities (the “Offer”). Under the Offer, UBS AG would issue Series C-1 and/or C-2 Auction Rate Securities Rights (the “Rights”) to Spansion. The Rights would allow Spansion to sell the auction rate securities held in its accounts with UBS Bank USA (“UBS”) to UBS at par value during the period beginning June 30, 2010 and ending July 2, 2012. In exchange, Spansion would be required to release UBS AG and its affiliates from claims that it may have for damages related to the auction rate securities (other than consequential damages), and Spansion would grant UBS AG and its affiliates the right to sell or otherwise dispose of Spansion’s auction rate securities on its behalf (so long as Spansion is paid the par value of the auction rate securities upon any disposition). As of September 28, 2008, the par value of Spansion’s auction rate securities held with UBS was $121.9 million and the fair value of those securities was approximately $107.4 million. Under the Offer, Spansion would also be entitled to enter into a Credit Line Agreement with UBS for up to 75% of the market value of the auction rate securities as described in more detail below.

Spansion has accepted the Offer and on December 29, 2008, Spansion entered into a Credit Line Agreement (the “UBS Credit Line”) with UBS that provides up to an aggregate amount of up to $85 million in the form of an uncommitted revolving line of credit, which is secured by the auction rate securities currently held by Spansion. Variable rate advances under the UBS Credit Line will bear interest at a variable rate equal to the lesser of: (a) LIBOR, plus a percentage rate between 1.250% to 2.750%, depending on the amount of the advance, and (b) the then applicable weighted average rate of interest or dividend rate paid to Spansion by the issuer of the auction rate securities, and in each case, such interest rate is subject to adjustment at any time and from time to time to reflect changes in the composition of the auction rate securities.

The UBS Credit Line also provides, among other things, that:

•	UBS may demand full or partial payment of the credit line at its sole discretion and without cause at any time; and

•	UBS may at any time in its sole discretion terminate and cancel the credit line;

provided, however, that UBS is required to provide to Spansion alternative financing on substantially similar terms, unless the demand right was exercised as a result of certain specified events or the customer relationship between UBS and Spansion is terminated for cause by UBS.

On December 29, 2008, Spansion borrowed approximately $74.8 million under the UBS Credit Line.

The descriptions of the Rights and the UBS Credit Line in this Report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon current expectations that involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed below. The Company assumes no obligation to update any of the forward-looking statements after the date of this report or to conform these forward-looking statements to actual results. The Rights are subject to a number of risks. Given the substantial dislocation in the financial markets and among financial services companies, the Company cannot assure you that UBS AG or its affiliates will ultimately have the ability to repurchase Spansion’s auction rate securities at par, or at any other price. Additional risks include: the Rights will be unsecured contractual obligations of UBS AG or its affiliates; UBS AG or its affiliates will control Spansion’s auction rate securities until Spansion elects to sell its auction rate securities to UBS AG or its affiliates; the value of Spansion’s auction rate securities will fluctuate prior to Spansion exercising its right to sell its auction rate securities to UBS AG or its affiliates; the returns Spansion achieves on any future investments may not surpass the returns it received on its auction rate securities prior to the failure of the auction rate securities market; Spansion was required to release claims against UBS AG and its affiliates, which will prevent it from making claims against UBS AG and its affiliates related to Spansion’s investment in auction rate securities, other than claims for consequential damages.

The form of Right and UBS Credit Line are filed as exhibits to the Registration Statement on Form F-3 filed by UBS AG on October 7, 2008. The preceding description of the definitive Right and the UBS Credit Line are qualified in their entirety by reference to the full text of the definitive Right and the UBS Credit Line, respectively, which the Company intends to file as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.

By:	/s/ Dario Sacomani
	Name:	Dario Sacomani
	Title:	Executive Vice President and Chief Financial Officer

Date: January 5, 2009

3